Diversified Corporate Resources Announces Return
of CEO From Medical Leave

5 August, 2004

DALLAS, August 5, 2004 /PRNewswire-FirstCall/ -- Diversified Corporate Resources, Inc. (Amex: HIR)

The Company is pleased to announce that J. Michael Moore has returned from a medical leave of absence having successfully completed his medical procedure and has been reappointed as Chief Executive Officer of the Company by the Board of Directors. Mr. Moore's long time involvement with the Company and familiarity with its operations are very important to the Company's efforts to complete a strategic restructuring of its operations. Mark E. Cline, Acting Chief Executive Officer of the Company, will resume his role on the Board of Directors of the Company and will continue to assist Mr. Moore during a transition period. The Company is grateful to Mr. Cline for his valuable service during Mr. Moore's absence.

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioPharm and Finance and Accounting. The Company currently operates a nationwide network of nine regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such "forward-looking" statements. Important factors (the "Cautionary Disclosures") that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral "forward-looking" statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.

CONTACT:	PR Financial Marketing LLC, Houston Jim Blackman, 713-256-0369 jimblackman@prfinancialmarketing.com
SOURCE:	Diversified Corporate Resources